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                                                                   EXHIBIT 99.10


                      FREQUENTLY-ASKED QUESTIONS REGARDING
                          THE RIGHTS OFFERING AND THE
                     WESTCORP EMPLOYEE STOCK OWNERSHIP PLAN
                            AND SALARY SAVINGS PLAN

ESOP ACCOUNTS

     Q-1. I understand that Westcorp is making a $___ million contribution to the ESOP in anticipation of the rights offering.

     A-1. Yes, Westcorp is making a cash contribution of approximately $___ million which will be available to purchase shares of Westcorp Common Stock in the rights offering for ESOP accounts.

     Q-2. How will the contribution to the ESOP be allocated?

     A-2. As set out in the Plan, the Administrative Committee has determined that the contribution will be allocated as of the last day of the Plan Year. This also means that in order to receive an allocation of the ESOP contribution for your ESOP account, you must be employed on December 31, 2001, the last day of the Plan Year, and you must also have completed 1,000 hours of service during the current Plan Year.

     Q-3. Who will decide whether or not to exercise the rights to acquire additional Westcorp Common Stock with respect to the shares held in the ESOP Plan accounts?

     A-3. The Administrative Committee has the authority to determine whether or not to exercise those rights and it has determined, based upon current market conditions, to exercise these rights in full (see Q&A-1).

401(K) ACCOUNTS

     Q-4.  How will I know how many rights have been allocated to me?

     A-4. You will receive a form of Subscription Warrant for ESOP Participants about a week after the 2001 Record Date along with Instructions As To Use of the Westcorp Subscription Warrant, a copy of the Prospectus and other related papers. The form of Subscription Warrant will show on its face how many rights you may exercise as your Basic Subscription Right.

     Q-5. Who will decide whether or not to exercise the rights to acquire additional shares of Westcorp Common Stock for my 401(k) accounts under the Plan?

     A-5. You will direct the Plan whether or not it should exercise the rights allocated to your 401(k) account(s) to acquire additional shares of Westcorp Common Stock, attempt to sell those rights or to do nothing.

     Q-6. Will I be able to direct the Plan whether or not it should exercise the rights allocated to my 401(k) account(s) if I am less than fully vested in any of my account(s) under the Plan?

     A-6. Yes, even though you are not fully vested in your benefits, you will have the sole power to determine whether or not you want to exercise any or all of the rights allocated to you.

     Q-7. May I increase my salary deferral contributions in anticipation of the rights offering?

     A-7. Yes, you may increase the amount of your salary deferral contribution, but only subject to full compliance with the rules and limitations that have been adopted by the Administrative Committee and subject to the limits imposed by the IRS on the maximum amount that can be

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deferred in any one Plan Year. If you are able to increase your contribution and you do so, you will be able to purchase more shares of Westcorp Common Stock as a result.

     Q-8. I don't have enough cash in my 401(k) account(s) in the Plan to purchase all of the shares of Westcorp Common Stock available under the rights offering. May I buy the rights from the Plan that are allocated to my 401(k) account so I can personally acquire all of the shares of Westcorp Common Stock available?

     A-8. No, you may not. Under the tax law, any sale or exchange between the Plan and yourself is a prohibited transaction which would result in your being liable for excise taxes.

     Q-9. Could I lend some money to my 401(k) account(s) in the Plan that could used to exercise the rights?

     A-9. No, a loan from you to the Plan is also a prohibited transaction.

     Q-10. Can I take a loan out from the Plan and use the loan proceeds to pay for the shares of Westcorp Common Stock I want to acquire?

     A-10. No, the Plan only permits you to take a loan from your Plan account(s) if you have an immediate and heavy financial need. Wanting to purchase Westcorp Common Stock does not satisfy that requirement.

     Q-11. Can I direct the plan administrator to sell my investments in other securities held in my 401(k) accounts and to use the proceeds to pay for shares of Westcorp Common Stock that I want to purchase under the rights offering?

     A-11. Yes you can, subject to the normal rules and procedures adopted by the Administrative Committee regarding the sale of investments. To sell any investments you must contact ______________, _________, at ____________ and advise him that the funds resulting from the sale of the other investment are to be placed into the Westcorp Rights Offering Cash Account. You may also sell investments using the _____________________________, by calling ____________ or over the Internet through ________________. You will need to have your PIN and Social Security numbers with you if you use either of these two methods. In either event, be sure to indicated that the proceeds of the sale of the other investment is to be placed into the Westcorp Rights Offering Cash Account.

     Q-12. How may I attempt to sell the rights allocated to my 401(k) account(s) under the Plan?

     A-12. You may attempt to sell the rights allocated to your 401(k) accounts under the Plan through John Hancock Signature Services, the trustee of the Plan. You will do so by completing Form 3 on the back of the Subscription Warrant and returning it to _________, Attention: ______________, _________________________,
_________, __________, _________ _____. If you have any questions about how you complete the form or returning the form, please call ______________ at ____________. As trading of the rights will end on the New York Stock Exchange at the close of its business on _______, 2001, it is very important that you complete and return your Subscription Warrant to _________ by _______, 2001 if you are electing to attempt to sell your rights. Please understand that we cannot give you any assurance that you will be able to sell your rights or what the price will be. Whatever amount is received from a sale of the rights in your 401(k) accounts will remain in these accounts to be invested in permitted investments.

     Q-13. If I want to exercise the rights allocated to my 401(k) account(s), and I have either cash available in my 401(k) accounts or other investments in those accounts which can be sold to create the necessary cash, how do I exercise those rights?

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     A-13.  You should carefully read and follow the instructions for exercise contained in the document you receive entitled Instructions As To Use of Westcorp Subscription Warrant, but with this very important distinction: MAIL OR DELIVER YOUR FULLY COMPLETED SUBSCRIPTION WARRANT TO _________, ATTENTION:
______________, _________________________, _________, __________, __________
_____, AND NOT TO MELLON INVESTOR SERVICES. Basically, you will completely fill in Form 1 on the reverse of the Subscription Warrant and will return the completed Subscription Warrant to _________ by not later than _____, 2001. You must also insure that sufficient funds to complete the purchase of the shares of Westcorp Common Stock you are seeking to purchase are in the Westcorp Rights Offering Cash Account at _________ by _______, 2001. The Westcorp Rights Offering Cash Account is a special investment account being established at _________ for 401(k) accounts for the rights offering. You may transfer cash into this account from any other 401(k) cash investment account you have, or may sell other investments to create the cash for that purpose (See Q&A-11).

     Q-14. If I fully exercise the Basic Subscription Right allocated to my 401(k) account(s), may I also subscribe for additional shares of Westcorp Common Stock under the Oversubscription Right?

     A-14. Yes, provided, of course, that you have fully exercised the Basic Subscription Right allocated to your 401(k) account(s) and that you have additional cash available in your 401(k) account(s) to fund the purchase of all of the additional shares of Westcorp Common Stock which you seek to purchase under the Oversubscription Right. You will exercise the Oversubscription Right by completely filling in Form 1 on the reverse of the Subscription Warrant at the same time you exercise your Basic Subscription Right.

     Q-15. Will I be able to purchase as many additional shares of Westcorp Common Stock as I want?

     A-15. Your ability to purchase additional shares of Westcorp Common Stock under the Oversubscription Right will be subject to the number of additional shares other holders of rights seek to purchase. You will get all of the Basic Subscription Right shares you are entitled to purchase (and must purchase in order to exercise an Oversubscription Right) and will share on a pro rata basis with others who seek to oversubscribe. Any funds you provide to purchase shares under the Oversubscription Right which are not used to purchase shares will be returned to your 401(k) account(s) for reinvestment by you.

     Q-16. If I change my mind after I have completed the Subscription Warrant and sent it to John Hancock Signature Services, can I withdraw my subscription?

     A-16. No. Once you submit a completed Subscription Warrant your decision is essentially irrevocable, even if the price of Westcorp Common Stock on the New York Stock Exchange should decrease below the Rights Offering subscription price.

     Q-17. When is the absolute last date for me to deliver my completed Subscription Warrant to John Hancock Signature Services so that I can be assured that I will be able to acquire the shares of Westcorp Common Stock I want to purchase for my 401(k) account(s)?

     A-17. In order to give John Hancock Signature Services the time it needs to complete the necessary paperwork and to forward information to the Subscription Agent before the Rights Offering Terminates on _______, 2001, your completed documents must be delivered to John Hancock Signature Services by the close of business, _______, 2001. If you are mailing your completed Subscription Warrant to John Hancock Signature Services, please allow sufficient time for mail delays.

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